EXHIBIT 99.6

FOR  IMMEDIATE  RELEASE:

                GENUS BEATS INDUSTRY WITH 1.1 BOOK-TO-BILL RATIO
                      AND CONTINUES GLOBAL GROWTH STRATEGY

SUNNYVALE, CALIF.-AUGUST 8, 2001-During its earnings conference call on August 1, 2001, Genus, Inc. (Nasdaq: GGNS) reported a string of successes despite having to report a loss in the second quarter. Amid the bleak semiconductor equipment environment, Genus' quarterly highlights included achieving a book-to-bill ratio of 1.1 for the second quarter -- twice the industry's average -- and posting $18 million in third quarter backlog. In addition, Genus penetrated a new market for its core technology and more than doubled its customer base from year-end 2000.

Genus' bookings in the second quarter included an order for an atomic layer deposition (ALD) system from a new customer in Japan, which is Genus' second ALD customer in the Japanese market. In addition, an existing customer ordered multiple 300mm tungsten systems for delivery in the third quarter. Also in the second quarter, a new Taiwanese customer ordered a tungsten-based Lynx2 deposition tool from Genus for the manufacture of micro-electromechanical (MEMS) devices.

"Genus continues to be a bright spot in the semiconductor equipment industry," said Dr. William Elder, chairman and CEO of Genus. "Despite our reported loss and poor visibility in the industry, our second quarter was quite good and we continue to make significant strides forward. We have a global, market-segment strategy and we are executing it to plan."

Elder added, "The primary reason why Genus continues to grow during these difficult times is our continued focus on next generation technology. Although our customers are buying little production capability at the moment, they continue to invest in the future, qualifying new technologies for volume manufacturing. Genus is bringing that technology to our customers today."

In order to fund its continuing growth, Genus was successful in raising capital in the second quarter with a private placement in the amount of up to $11.5 million. Of that amount, $7 million was received in the sale of common stock and an additional $4.5 million, in warrants, still remains outstanding.

During the call, Elder forecast exiting the third quarter with eight customers, and suggested that counting 10 customers by year-end is still a possibility. Key ongoing investments by the company since last year have been critical in achieving Genus' growth targets. Specifically cited were the company's investments in internal demonstration capabilities, production capability and the establishment of a Japanese office.

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's future financial and business performance. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to: actual customer orders received by the company, actual new customers gained, the extent to which ALD technology is accepted by the marketplace, the timing of final acceptance of products by customers, and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

                                      # # #


ABOUT  GENUS
Founded in 1981, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.


COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com